NEW PATRIOT TRANSPORTATION HOLDING, INC. S-8

EXHIBIT 23.1

Consent of Independent Registered Certified Public Accounting Firm

New Patriot Transportation Holding, Inc.

Jacksonville, Florida

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Patriot Transportation Holding, Inc. Profit Sharing and Deferred Earnings Plan, of our report dated December 3, 2014, with respect to the combined financial statements and schedule of New Patriot included in the Patriot Transportation Holding, Inc. Information Statement (Form 10) for the year ended September 30, 2014, filed with the Securities and Exchange Commission.

/s/ Hancock Askew & Co., LLP

Savannah, Georgia

January 30, 2015